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                                                                    EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This Executive Employment Agreement (this "AGREEMENT") is made and entered into as of this 1st day of April, 2004 (the "EFFECTIVE DATE"), by and between BioSource International, Inc., a Delaware corporation (the "COMPANY"), and Jozef Vangenechten ("EXECUTIVE").

      1. ENGAGEMENT AND DUTIES.

            1.1 Commencing upon the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation of Executive Vice President-Commercial Operations of the Company. Executive hereby accepts such engagement and employment.

            1.2 Executive's duties and responsibilities shall be those normally and customarily vested in the office of Executive Vice President-Commercial Operations of a corporation, subject to the supervision, direction and control of the President of the Company. Specifically, Executive is responsible for the Company's commercial operations in Foster City, Rockville and Hopkinton and the Company's Camarillo based Sales and Marketing teams. In addition, Executive's duties shall include those duties and services for the Company and its affiliates as the President shall from time to time reasonably direct. Executive shall report directly to the President.

            1.3 Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, render any material services to any other business concern. Executive will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

            1.4 Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Camarillo, California, or such other location, as the President may from time to time determine.

      2. TERM OF EMPLOYMENT. Executive's employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following:

            (a) the close of business on December 31, 2007;

            (b) the death of Executive;

            (c) delivery to Executive of written notice of termination by the Company if Executive shall suffer a "permanent disability," which for purposes of this Agreement shall mean a physical or mental disability which, in the reasonable judgment of the President, is likely to render Executive unable to perform his duties and obligations under this Agreement for 90 days in any 12-month period;

            (d) delivery to Executive of written notice of termination by the Company "for cause," by reason of: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any act of Executive involving a material personal profit to Executive, including, without limitation, any fraud, misappropriation or

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embezzlement, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Executive's consistent failure to perform his normal duties or any obligation under any provision of this Agreement, in either case, as directed by the President; (iv) conviction of, or pleading nolo contendere to,
(A) any crime or offense involving monies or other property of the Company; (B) any felony offense; or (C) any crime of moral turpitude; or (v) the chronic or habitual use or consumption of drugs or alcoholic beverages; or

            (e) delivery to Executive of written notice of termination by the Company "without cause";

            (f) termination by the Company, or one or more of its subsidiaries, of any other written agreements entered into by the Company, or one or more of its subsidiaries, on the one hand, and Executive and/or any entities controlled by, or affiliated with, Executive, on the other hand, "for cause," as may be defined therein;

            (g) termination by the Company, or one or more of its subsidiaries, of any other written agreements entered into by the Company, or one or more of its subsidiaries, on the one hand, and Executive and/or any entities controlled by, or affiliated with, Executive, on the other hand, "without cause".

      3. COMPENSATION; EXECUTIVE BENEFIT PLANS.

            3.1 The Company shall pay to Executive a net base salary in the US (the "NET BASE SALARY") at an annual rate of $100,000 during each fiscal year of this Agreement, subject to adjustment on an annual basis by the President. The Net Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company. In the event that Executive's employment is terminated pursuant to Section 2(e) or Section 2(g), above, the Company shall pay to Executive $22,500 and the US$ equivalent of (euro)119,025 (the "Net SEVERANCE PAYMENT"), subject to the provisions of Section 4 and Section 3.4 as it relates to the gross-up for Social Security, Medicare, US Federal Income Tax and California Income Tax, payable over a period of 9 months following the effective date of such termination, and Executive shall retain only those options described in Section 3.3, below, that have vested prior to the effective date of such termination, provided, however, in the event that Executive's employment is terminated pursuant to Section 2(g), and at the time of such termination, this Agreement may also be terminated pursuant to Section 2(b), Section 2(c), or
Section 2(d), then Executive shall not be entitled to receive the Severance Payment. The Net Severance Payment shall be adjusted in proportion to any adjustment provided to the Net Base Salary from time to time. The Net Severance Payment shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company. Notwithstanding the foregoing, the Company shall not be obligated to pay Executive the Net Severance Payment hereunder following the termination of Executive's employment pursuant to Section 2(e) or Section 2(g), above, from and after any time that Executive accepts an employment or consulting position with any person or entity that is determined by the President, in the exercise of his reasonable discretion, to be a competitor of the Company.

            3.2 In addition to the Net Base Salary to be paid to Executive hereunder, the Company shall pay a performance bonus (the "BONUS") determined in accordance with a management incentive plan (the "MIP") to be approved in a resolution adopted by the Compensation committee on an annual basis. The management incentive plan will provide for the payment of an annual gross Bonus equal to sixty-two thousand US dollars upon achieving

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the "target" objectives set forth in the MIP, and payments of such lesser or greater amounts upon achieving results less than or greater than the "target" objectives as shall be contained in the MIP. Any tax liability that may arise from the payment of the Bonus by the Company to the Executive is the responsibility of the Executive.

            3.3 Executive shall be granted an option to purchase 50,000 shares of Common Stock at a per share exercise price equal to the "fair market value" of such shares on the Effective Date (as defined in the Company's 2000 Stock Incentive Plan (the "STOCK PLAN")). The Options shall be issued pursuant to the terms of the Stock Plan, and shall vest as to 25% of the Options on the first anniversary of the date of grant, and as to 1/48th of the Option on the last day of each calendar month thereafter until fully vested. The option agreement will provide for the acceleration of all vesting upon a change of control, as defined in the option agreement, that occurs prior to the termination of this Agreement. In addition, all previous grants of options to the Executive shall be modified so that such options shall also accelerate and become fully vested upon a change of control.

            3.4 Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies as adopted or approved from time to time by the President for executive officers. The Company shall also reimburse Executive for the cost of up to a total of six round trip coach airline tickets to be used by members of the Executive's immediate family for travel between the US and Belgium. In addition, the Company shall pay to Executive $30,000 per annum for housing allowance, $3,400 per annum for US health and dental insurance, $8,400 for Social Security and Medicare tax and the US Federal and California tax gross-up of such payments and of the Net Base Salary and of the Net Severance Payment. The Executive shall cooperate fully with the Company to prepare the annual US State and Federal tax returns.

            3.5 The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments, but such deductions shall not result in a US tax expense to the Executive per
Section 3.4 above.

      4. EXCHANGE RATE CORRECTION. During the term of his employment hereunder, Executive's Net Base Salary of $100,000 shall be paid in two portions: $30,000 and the US$ equivalent of (euro)56,000, adjusted on a monthly basis, up or down, to reflect the change in exchange rate between the US dollar and the Euro. Such adjustment shall be calculated on a prospective monthly basis on the last day of each successive month and shall not be modified retrospectively. The initial
(euro)56,000 portion of the Net Base Salary is based upon an exchange rate of
1.25 US dollar to 1 Euro. The exchange rate used for calculating the (euro) equivalent of the $70,000 portion of the Net Base Salary for each prospective monthly period shall be the actual exchange rate on the last business day of each preceding month in accordance with the historical practice of the Company or its subsidiaries. In the event that the Company is required to pay the Net Severance Payment in accordance with the provisions of Section 3.1, the portion of the Net Severance Payment including the US$ equivalent of (euro)119,000 shall be adjusted on a monthly basis, up or down, to reflect the change in exchange rate between the US dollar and the Euro. During the period in which the Net Severance Payment is being paid, the adjustment to the US$ equivalent of
(euro)119,000 shall be calculated on a prospective monthly basis on the last day of each successive month during such period and shall not be modified retrospectively. The initial (euro)119,000 portion of the Net Severance Payment is based upon an exchange rate of 1.25 US dollar to 1 Euro. The exchange rate used for calculating the (euro)119,000 portion of the


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Net Severance Payment for each prospective monthly period during the period in which the Net Severance Payment is being paid shall be the actual exchange rate on the last business day of each preceding month during such period in accordance with the historical practice of the Company or its subsidiaries.

      5. CONFIDENTIALITY OF PROPRIETARY INFORMATION AND MATERIAL.

            5.1 Industrial Property Rights. For the purpose of this Agreement, "INDUSTRIAL PROPERTY RIGHTS" shall mean all of the Company's patents, trademarks, trade names, inventions, copyrights, know-how or trade secrets, formulas and science, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products and services which are developed, formulated and/or manufactured by the Company.

            5.2 Trade Secrets. For the purpose of this Agreement, "TRADE SECRETS" shall mean any formula, pattern, device, or compilation of information that is used in the Company's business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it. This term includes, but is not limited to, information relating to the marketing of the Company's products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.

            5.3 Technical Data. For the purpose of this Agreement, "TECHNICAL DATA" shall mean all information of the Company in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the Effective Date or is developed by the Company during the term hereof.

            5.4 Proprietary Information. For the purpose of this Agreement, "PROPRIETARY INFORMATION" shall mean all of the Company's Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Executive prior to Executive's employment with the Company, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to Executive after termination of Executive's employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Executive after termination of Executive's employment without utilizing any of the Company's Proprietary Information.

            5.5 Agreement Not To Copy Or Use. Executive agrees, at any time during the term of his employment and for a period of five years thereafter, not to copy, use or disclose (except as required by law after first notifying the Company and giving it an opportunity to object) any Proprietary Information without the Company's prior written permission. The Company may withhold such permission as a matter within its sole discretion during the term of this Agreement and thereafter.

      6. RETURN OF CORPORATE PROPERTY AND TRADE SECRETS. Upon any termination of this Agreement, Executive shall turn over to the Company all property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.

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      7. DISCOVERIES AND INVENTIONS.

            7.1 Disclosure. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, whether or not during regular working hours (hereinafter referred to as "DEVELOPMENTS"), either solely or in collaboration with others, (a) prior to the term of this Agreement while working for the Company, (b) during the term of this Agreement or (c) within six months after the term of this Agreement, if relating either directly or indirectly to the business, products, practices, techniques or confidential information of the Company.

            7.2 Assignment. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments; provided, however, that, in accordance with California Labor Code Sections 2870 and 2872, the provisions of this Section 7.2 shall not apply to any Development that the Executive developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information except for those Developments that either:

                  (a) relate at the time of conception or reduction to practice of the Development to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

                  (b) result from any work performed by Executive for the Company.

            7.3 Assistance of Executive. Upon request and without further compensation therefore, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company's complete ownership and title thereto, subject to the proviso in Section 7.2 hereof, and Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto.

            7.4 Records. Executive will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in Section 7.2 hereof, and, upon request by the Company, Executive will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

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            7.5 Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

      8. NON-SOLICITATION COVENANT.

            8.1 Nonsolicitation and Noninterference. During the term of this Agreement and for a period of two years thereafter, Executive shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere adversely with the relationship between any such employee and the Company, (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or trade secrets of the Company to any third person, firm or corporation or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and the Company.

            8.2 Indirect Solicitation. Executive agrees that, during the term of this Agreement and the period covered by Section 8.1 hereof, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 8.1 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

      9. INJUNCTIVE RELIEF. Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 5, 6, 7 and 8 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 5, 6, 7 and 8 of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company, or any of the covenants, agreements, duties or obligations of Executive hereunder, and/or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 9 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.

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      10. MISCELLANEOUS.

            10.1 Arbitration. The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Los Angeles County or Ventura County, California, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

            10.2 Notices. All notices, requests and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

                 If to Company:

                          BioSource International, Inc.
                          542 Flynn Road
                          Camarillo, CA 93012
                          Attn: President

                  If to Executive, at the address maintained for Executive in the Company's payroll records.

            Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this section.

            10.3 Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior agreements, discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.

            10.4 Attorneys' Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party of its obligations under this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions there from.

            10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

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            10.6 Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

            10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            10.8 Business Day. If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

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      In witness whereof, the parties have executed this Agreement as of the date first set forth above.

Company:                                       Executive:

BIOSOURCE INTERNATIONAL, INC.                  JOZEF VANGENECHTEN

By:_________________________________           By: _____________________________

   Terrance J. Bieker, President and CEO

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